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                                   EXHIBIT 5

75 State Street                WARNER & STACKPOLE LLP   Telephone: (617)951-9000
Boston, Massachusetts 02109     COUNSELLORS AT LAW            Fax: (617)951-9151

                                       May 28, 1999


Vertex Pharmaceuticals Incorporated
130 Waverley Street
Cambridge, MA  02139-4211

Ladies and Gentlemen:

     We have acted as counsel to Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") registering for issuance by the Company, upon exercise of options awarded and to be awarded under the Company's 1996 Stock and Option Plan (the "Plan"), an additional 1,250,000 shares of the Common Stock, $.01 par value per share ("Common Stock"), of the Company and 200,000 shares of Common Stock to be issued under the Company's Employee Stock Purchase Plan ("ESPP") for a total of 1,450,000 shares of Common Stock (the "Shares"). These Shares are in addition to (a) 150,000 shares of Common Stock issuable under the ESPP registered on Form S-8, Registration No. 33-48348 filed with the Commission on June 4, 1992, (b) 150,000 shares of Common Stock issuable under the ESPP registered on Form S-8, Registration No. 333-12325 filed with the Commission on September 19, 1996, (c) 2,000,000 shares of Common Stock issuable under the Plan registered on Form S-8, Registration No. 333-27011 filed with the Commission on May 13, 1997, and (d) 1,250,000 shares of Common Stock issuable under the Plan registered on Form S-8, Registration No. 333-45179 filed with the Commission on June 5, 1998.

     We have examined the Registration Statement, the Restated Articles of Organization of the Company and such other documents and records of the Company as we have deemed necessary for the purpose of this opinion.

    In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

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                                WARNER & STACKPOLE LLP

Vertex Pharmaceuticals Incorporated
May 28, 1999
Page 2

    We are members of the bar of the Commonwealth of Massachusetts, and we express no opinion as to any matters insofar as any laws other than Federal laws and the laws of the Commonwealth of Massachusetts may be applicable.

     We assume for purposes of this opinion that the grants of options under the Plan and the issuance of Common Stock under the ESPP have been or will be made in accordance with the terms and conditions of the Plan and the ESPP, respectively.

     Based upon the foregoing, we are of the opinion that the Shares are duly authorized and reserved for issuance pursuant to the terms of the Plan and the ESPP, and upon (i) the effectiveness of the Registration Statement, (ii) payment for the Shares in accordance with the terms of the Plan and the ESPP and (iii) the issuance of certificates therefor by the Company, the Shares will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ Warner & Stackpole LLP
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W&S:SLP/emw

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